PROSPECTUS SUPPLEMENT (To Prospectus dated November 7, 2012)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-184110

SAVVY BUSINESS SUPPORT, INC.

90,000,000 Shares of Common Stock

$0.10 per Share

This Prospectus Supplement, dated December 5, 2012 (the “Supplement”), filed by Savvy Business Support, Inc., a Nevada corporation (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated November 7, 2012 (the “Prospectus”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the resale of up to 90,000,000 shares of our Common Stock by the Selling Stockholders named in the Prospectus.

Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement.

This Supplement includes the Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as filed by the Company with the Securities and Exchange Commission on December 4, 2012.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ORIGINAL PROSPECTUS AND PAGE 10 OF THE ANNUAL REPORT.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, OR ANY OF THE SUPPLEMENTS OR AMENDMENTS RELATING THERETO, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is December 5, 2012

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this Supplement certain information that our Company files with the SEC. This means that we can disclose important business, financial and other information in the Supplement and Prospectus by referring you to the documents containing this information.  All information incorporated by reference is deemed to be part of this Supplement and Prospectus, unless and until that information is updated and superseded by the information contained in this Supplement and the Prospectus or any information filed with the SEC and incorporated later.

We incorporate by reference:

●	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as filed with the SEC on December 4, 2012 (the “2012 Annual Report”).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this Supplement is delivered, upon the written or oral request of such person, a copy of our 2012 Annual Report on Form 10-K. Requests should be directed to:

Virginia K. Sourlis

Savvy Business Support, Inc.

The Courts of Red Bank

130 Maple Avenue, Suite 9B2

Red Bank, NJ 07701

Telephone: (732) 530-9007

The information incorporated by reference is an important part of this Supplement.  You should rely only upon the information provided in the Prospectus and Supplement and the information incorporated into this Supplement by reference. We have not authorized anyone to provide you with different information.  You should not assume that the information in the Prospectus and Supplement is accurate as of any date other than the date of this Supplement..